      As filed with the Securities & Exchange Commission on May 21, 1999

                                                      Registration No. 333-71503
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                          ONLINE SYSTEM SERVICES, INC.
               (Exact name of issuer as specified in its charter)

            Colorado                                  84-1293864
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
 of incorporation or organization)

                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
          (Address and telephone number of principal executive offices)

                            -------------------------

                                 R. Steven Adams
                          Online System Services, Inc.
                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lindley S. Branson
                              Scott A. Hendrickson
                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                              33 South Sixth Street
                                3400 City Center
                          Minneapolis, Minnesota 55402
                                 (612) 343-2800

                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]___________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]___________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

 Title of securities to  Amount to be    Proposed maximum    Proposed maximum aggregate      Amount of
     be registered        registered    offering price (1)       offering price (1)      registration fee*
------------------------------------------------------------------------------------------------------------
Common Stock, no par
value (2)(4)                820,000          $16.4375                $13,478,750             $3,976.23
Common Stock, no par
value (3)(4)                20,000           $16.4375                 $328,750                 $96.98
                        ---------------                      -----------------------------------------------

Total                       840,000                                  $13,807,500             $4,073.21

----------
*     Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on January 27, 1999.


(2) Common stock issuable by OSS upon conversion of OSS' issued and outstanding Series C preferred stock. The number of shares registered was selected by mutual agreement between OSS and its investor and was based upon OSS' commitment in the registration rights agreement to register up to two times the number of shares of common stock into which 5,000 shares of Series C preferred stock would have been convertible into on the date immediately preceding the date of the initial filing of this Form S-3. This Form S-3 was initially filed with the SEC on January 29, 1999. The application of this provision of the registration rights agreement results in an assumed conversion price of $6.10 per share.

(3) Common stock issuable by OSS upon exercise of issued and outstanding transferable warrants of OSS. (4) An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act of 1933, as amended, that may be issued as provided in such warrants in the event that the provisions against dilution in such warrants become operative.

                         -------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MAY 21, 1999


                                   PROSPECTUS

                          ONLINE SYSTEM SERVICES, INC.



         This is a public offering of a minimum of 252,564 and a maximum of 840,000 shares of common stock of Online System Services, Inc. The selling shareholders, Arrow Investors II LLC and EBI Securities Corporation, are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, however, the 20,000 shares offered by EBI are issuable upon the exercise of issued and outstanding transferable warrants of OSS at an exercise price of $5.71 per share of common stock. In addition, as of May 15, 1999, 160,771 of the shares offered by Arrow are issuable only after it converts shares of our Series C preferred stock that it may acquire upon the exercise of an issued and outstanding transferable warrant of OSS at an exercise price of $1,000 per share of Series C preferred stock. If all of these warrants are exercised in full, we will receive proceeds of $2,114,200.

         The Nasdaq SmallCap Market lists our common stock under the symbol
WEBB.


         Investing our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.



         Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.



              The date of this prospectus is _______________, 1999.

                          ONLINE SYSTEM SERVICES, INC.

         OSS develops, markets and supports products and services that enable individuals and organizations to create and manage their own Internet Web presence and online communities. We have developed a proprietary suite of Web site development tools, known as WEBBbuilder and Portal Objects which enable individuals and organizations to create their own personal/organizational portals. These Web site development tools were formerly marketed under our i2u brand name. We have targeted the following market opportunities:

o Community - Customized community and communication portals or start pages for broadband and other operators who provide Internet access.

o        Consumer - Personal portals for individual Internet users.


o Enterprise - Internet and extranet services for businesses, associations and government institutions.

o Education - Classroom applications for elementary and secondary schools, including parent/teacher communications, virtual campuses for colleges and universities and online classrooms for corporate training.

o Financial Services - Online banking services for banks, credit unions and other financial institutions.

         Underpinning the evolution of our products and services is our belief that the Internet is evolving from its origins as an information access and delivery tool to one that supports communications and community interactivity. The WEBBbuilder software includes sophisticated personal communications tools which allow users to establish, maintain and enhance online communications with others. These communications tools include:


    o        E-mail services                    o        Virtual communities
    o        Chat                               o        Calendars
    o        Instant messaging                  o        Conferencing
    o        Newsletters                        o        Friends online


         As part of our product enhancement efforts, we have agreed to acquire Durand Communications, Inc., a developer and marketer of Internet community building tools and services which allow users to set up their own password-protected virtual communities. DCI's CommunityWare product has been integrated into our suite of products and services. In March 1999, we completed the acquisition of a majority interest in NetIgnite 2, LLC. NetIgnite is applying emerging technologies to develop private-label Web-based services that allow directory publishers, search engines and Internet service providers to enhance end-user and advertiser value by facilitating data-driven comparison shopping and the development of business Web pages. We expect NetIgnite's first products to be available around mid 1999.

         OSS was incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1800 Glenarm Place, Suite 700, Denver, Colorado 80202, telephone number (303) 296-9200.

                                  RISK FACTORS



         We have sustained losses in the past and we expect to sustain further losses in the future. We have incurred net losses since inception totaling $20,774,129 through December 31, 1998. DCI has incurred net losses since its formation totaling $8,397,347 through December 31, 1998. In addition, we expect to incur additional substantial operating and net losses in 1999 and for one or more years after 1999. We expect to incur these additional losses because:


o We currently intend to increase our capital expenditures and operating expenses to expand the functionality and performance of our WEBBbuilder products and services, support additional subscribers of our internet service provider customers in future markets, and market and provide our products and services.

o We will be required to recognize as a loss in the fiscal period in which the DCI acquisition is consummated that portion of the purchase price for DCI which we allocate to in-process research and development.

o We will be required to record goodwill and other intangible assets in connection with the DCI acquisition which we will amortize over their estimated useful lives of approximately three years. We currently expect to allocate approximately $12.5 million to goodwill and other intangible assets, however, this amount could change significantly once the actual amount is determined after the consummation of the DCI acquisition.


         If we do not complete the DCI acquisition, it is likely that we would have to record as a loss all or a portion of the note receivable from DCI of approximately $996,141, including accrued interest, at March 31, 1999. DCI would not have the ability to repay our advances without obtaining significant additional working capital through the sale of its securities. There is no assurance that DCI would be able to raise working capital in the amounts required.


         If we are unable to raise additional working capital funds, we may not be able to sustain our operations. We believe that our present cash and cash equivalents, working capital, and committed funds will be adequate to sustain our current level of operations only through July 1999. If we cannot raise additional funds in amounts required or on terms acceptable to us, we may be required to curtail or scale back our operations. These actions could have a material adverse effect on our business. We estimate that we will need to raise through equity, debt or other external financing at least $11 million to sustain operations for the next 12 months and $1 million to pay DCI indebtedness which would be assumed as part of the DCI acquisition. In its report accompanying the audited financial statements for the years ended December 31, 1998 and 1997, our auditor, Arthur Andersen LLP, expressed substantial doubt about our ability to continue as a going concern.


         We may never become or remain profitable because our revenue model may not be successful. The revenue model for our WEBBbuilder products and services assumes that our distribution partners will share with us a percentage of their revenues generated by advertising and e-commerce conducted through our WEBBbuilder products. There is no assurance that this revenue model will prove to be viable or that our distribution partners will share revenues at the percentage levels that we anticipate. The success of our revenue model will also depend upon many other factors including:


o The success of our distribution partners in marketing Internet services to subscribers in their local areas, and

o The extent to which consumers and businesses use our WEBBbuilder products and conduct e-commerce transactions and advertising utilizing our products.



         We do not expect to realize significant revenues in 1999 or for one or more years after 1999. We do not expect to realize significant revenues from our distribution arrangements, if at all, for six months or more after we have licensed our WEBBbuilder products and services. This expectation is based on the fact that we believe that it may take our distribution partners several months or more to:



o        Market and sell Internet access to their subscribers,

o        Establish a significant enough user base to attract advertisers, and

o        Encourage users to conduct significant e-commerce transactions.

         Growth of the Internet may not be favorable to the use of our products. Our business plan assumes that the Internet will develop into a significant source of communication and communication interactivity. If the Internet does not develop in this manner, our business would be materially adversely affected. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:


o The failure of the Internet's infrastructure to support significantly greater Internet usage, interactivity among users, or electronic commerce,

o The inability to secure confidential or personal information, such as credit card numbers, distributed over the Internet,

o        Regulation of Internet activity, and

o The proliferation of computer viruses and information piracy which discourages our potential customers from using the Internet due to concerns about the security of transactions and commerce they conduct on the Internet.


         Use of many of our products and services is dependent on companies we do not control. We have elected to partner with broadband operators and others for the distribution of many of our products and services. If the business of our distribution partners is adversely affected, our business could be materially adversely affected. As a result of this partnership, we expect that many of the users of our WEBBbuilder products and services will gain their Internet access only by subscribing for access through our distribution partners. Therefore, our distribution partner, and not us, will substantially control the customer relationship with these users.


         We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. If we are unable to identify new product and service opportunities or develop and introduce new products and services to market in a timely manner, our business could be materially adversely affected.


         Our products and services may not be successful. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business could be materially adversely affected. The following factors could affect the success of our products and services:


o The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow and the types of products and services the future Internet marketplace will demand,

o        Our limited experience in marketing our products and services,

o The failure of our business plan to accurately predict the estimated sales cycle, price, and acceptance of our products and services, or o Our failure to keep pace with the rapidly changing technology, evolving industry standards, and frequent new product and service introductions that characterize the Internet marketplace.


         The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise, or marketing, sales and support capabilities to compete successfully. In addition, our limited and uncertain financial condition may put us at a competitive disadvantage to our competitors by discouraging our potential customers from doing business with us. If we fail to, or cannot, meet these competitive challenges, our business could be materially adversely affected.

         A limited number of our customers generates a significant portion of our revenues. For the year ended December 31, 1998, four of our customers produced approximately 71% of our revenues, including one customer, Starstream, Inc., who produced approximately 28% of our revenues. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or related services from, any of these major customers could have a material adverse effect on our business, operating results, cashflow, and financial condition.

         We may be unable to adjust our spending to account for potential fluctuations in the demand for our products and in our sales cycle. As a result of our limited operating history and our recent increased focus on our WEBBbuilder products and services, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. If demand for our products is less than we anticipate or our sales cycles differ from what we anticipate, and we are unable to adjust our spending accordingly in a timely manner, our business, financial condition, and operating results could be materially adversely affected.


         We may be unable to retain our key executives and research and development personnel. We are highly dependent on the technical and management skills of our key employees, including in particular R. Steven Adams, our founder and chief executive officer. The loss of Mr. Adams' services could have a material adverse effect on our business and operating results. In addition, the success of the DCI acquisition is highly dependent on the technical and management skills of Andre Durand, the founder, president and chief executive officer of DCI. The loss of Mr. Durand's services could have a material adverse affect on the value of the DCI acquisition.

         Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for personnel is intense and there is no assurance that we can identify or hire additional qualified personnel.


         Executives and research and development personnel who leave us may compete against us in the future. We generally do not require our employees to enter into non-competition agreements. Thus, if any of these officers or key employees left, they could compete with us. This competition could have a material adverse effect on our business.


         We may be unable to manage our expected growth. If we are able to implement our growth strategy, we will experience significant growth in the number of our employees, the scope of our operating and financial systems, and the geographic area of our operations. If we are unable to successfully manage our future business growth, our operating results and financial condition could be materially adversely effected.

         We may be unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.





         Our systems may not be year 2000 compliant. We have reviewed our internal software and hardware systems. Based on this review, we believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and after 2000. We expect to incur no significant costs in the future for Year 2000 problems. Nonetheless, there is no assurance in this regard until our internal software and hardware systems are operational in the year 2000.


         We are in the process of contacting all of our significant suppliers to determine the extent to which our systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. The failure to correct material Year 2000 problems by our suppliers and vendors could result in an interruption in, or a failure of, some of our normal business activities or operations. Due to the general uncertainty inherent in the Year 2000 problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors and of our customers, we are unable to determine at this time that the consequences of Year 2000 failures will not have a material impact on our business.

         The price of our common stock has been, and in the future may be, highly volatile. Our common stock traded as high as $15.25 per share and as low as $3.75 per share during the year ended December 31, 1998. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:


o Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

o        Fluctuations in our quarterly operating results;

o Increases in outstanding shares of common stock upon exercise or conversion of derivative securities and the subsequent sale of the common stock issued in connection with these exercises and conversions; and o Sales of our outstanding common stock issued in private placements or held by our affiliates.

         These factors may continue to affect the price of our common stock in the future.


         The trading volume of our common stock may diminish significantly if our common stock is prohibited from being traded on the Nasdaq SmallCap Market. Although our shares are currently traded on The Nasdaq SmallCap Market, there is no assurance that we will remain eligible to be included on Nasdaq. If our common stock was no longer eligible for quotation on Nasdaq, it could become subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices involving transactions in stocks not listed on a national exchange. If our common stock became subject to these rules, many brokers may be unwilling to engage in transactions in our common stock because of the added regulation. The unwillingness of brokers to engage in transactions in our common stock may make it more difficult for purchasers of our common stock to dispose of their shares.


         We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. We have issued numerous options, warrants, and convertible securities to acquire our common stock. During the terms of these outstanding options, warrants, and convertible securities, the holders of these securities will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of our common stock who purchased their shares for a price higher than the exercise or conversion price.


         As of April 15, 1999, we have issued the following warrants and options to acquire shares of our common stock:


o Options and warrants to purchase 1,751,648 shares of common stock upon exercise of these options and warrants, exercisable at prices ranging from $0.50 to $18.25 per share, with a weighted average exercise price of approximately $7.42 per share.

o Warrants issued in connection with our initial public offering on May 23, 1996 to purchase 634,025 shares upon exercise of these warrants at an exercise price of $9.00 per share.

o Options issued to EBI Securities Corporation, the representative of the underwriters involved in our initial public offering, to purchase 106,700 shares upon exercise of this representative's option at a purchase price of $8.10 per share.

o The representative's option to purchase 106,700 of our warrants issuable upon exercise of the representative's option at a purchase price of $.001 per warrant. These warrants entitle the holder to purchase up to 53,350 shares upon exercise of these warrants at an exercise price of $9.00 per share.

o Warrants issued in connection with the issuance of the 10% preferred stock to purchase 53,500 shares of common stock upon exercise of these warrants, exercisable at $15.00 per share.

o Warrants issued in connection with the issuance of the 5% preferred stock to purchase 100,000 shares of common stock upon exercise of these warrants, exercisable at $16.33 per share.

o Warrants issued in connection with the issuance of the Series A preferred stock to purchase 20,000 shares of common stock upon exercise of these warrants, exercisable at $5.71 per share.

o Warrants to purchase 2,000 shares of our Series C preferred stock. The Series C preferred stock that may be acquired on the exercise of this warrant may be converted into shares of our common stock.

         In addition to these warrants and options, in connection with the DCI acquisition we will issue and reserve for issuance shares of our common stock that, when issued may have a dilutive effect on our shareholders. As a result of the DCI acquisition we:


o        Will issue 955,649 shares of our common stock,

o Will reserve approximately 240,000 shares of common stock for issuance upon exercise of options and warrants to be issued in connection with the DCI acquisition, and

o Will reserve approximately 40,000 shares of our common stock for issuance upon conversion of convertible securities of DCI that will be assumed by OSS in connection with the DCI acquisition.


         We have also reserved an indeterminate number of shares of common stock for issuance upon conversion of outstanding shares of our 10% and Series C preferred stock. Based on the market value for the common stock as of May 15, 1999, the then outstanding 10% preferred stock was convertible into 96,644 shares of our common stock and the then outstanding Series C preferred stock was convertible into approximately 40,747 shares of our common stock. The number of shares of common stock issuable upon conversion of the 10% preferred stock and the Series C preferred stock could increase significantly if the market value for our common stock decreases in the future. We may need to issue additional similar securities in connection with our need to raise additional working capital.




         Future sales of our common stock in the public market could limit our ability to raise capital. Sales of substantial amounts of common stock in the public market in compliance with Rule 144, upon exercise or conversion of derivative securities, or even the potential for sales of our common stock, could affect our ability to raise capital through the sale of equity securities.


         Our charter documents may inhibit a takeover of OSS. Our articles of incorporation authorize our board of directors to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the rights, preferences and privileges of which may be determined at the time of issuance by the board of directors, without further action by our shareholders. Our board of directors could authorize the issuance of shares of common stock or preferred stock that could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.


         If the right to acquire or issue shares of our Series C preferred stock is exercised, we may be required to record a non-operating expense which will increase our net loss available to shareholders. If we exercise our right to issue or the investor exercises its right to acquire up to $2,000,000 additional principal amount of our Series C preferred stock, we may incur non-operating expenses in excess of $2,000,000 at the time that these additional shares of Series C preferred stock are issued.


         We do not anticipate paying dividends on our common stock. We have never paid dividends on our common stock and do not intend to pay any cash dividends on our common stock. Any decision by us to pay dividends on our common stock will depend on a number of factors, including our profitability at the time and available cash. We anticipate that we will devote profits, if any, to our future operations.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "Online System Services, Inc.", "Risk Factors," "Recent Developments" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of OSS or DCI, you should be aware that OSS' and DCI's actual financial condition, operating results and business performance may differ materially from that projected or estimated by OSS or DCI in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support OSS' and DCI's operations, progress in research and development activities, variations in costs that are beyond OSS' and DCI's control, changes in capital expenditure budgets for cable companies, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of OSS' and DCI's operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the offer and sale of the shares, however, the 20,000 shares offered by EBI Securities Corporation and, as of May 15, 1999, 160,771 shares offered by Arrow Investors II LLC are issuable upon the exercise of issued and outstanding transferable warrants of OSS. If these warrants are exercised in full, we will receive proceeds of $2,114,200.


                               RECENT DEVELOPMENTS

Proposed Acquisition of DCI


         On March 19, 1998 we executed an Agreement and Plan of Merger in which we agreed to acquire Durand Communications, Inc., a California corporation, via a merger of our wholly owned subsidiary, Durand Acquisition Corporation, with DCI. We anticipate that the DCI merger will occur in the second quarter of 1999.

         A significant element of our strategy to achieve our growth objective is to seek acquisitions that add immediate revenue, provide product or technology enhancements in one or more of our targeted markets or provide an existing customer base to increase advertising or e-commerce opportunities. Our acquisition of DCI will provide us with DCI's technology, including both completed technology and technology in development, and product development expertise.


         Our product development strategy is based upon our belief that the Web is evolving from an information access and delivery tool to a system that supports communication and community interactivity. We believe that DCI's CommunityWare technology, which enables users to organize themselves on the Internet in a matter of minutes, and to then manage and expand their own public and private online community to facilitate and promote communications, information sharing and commerce among the users that comprise the various constituent communities, is particularly well suited for providing the communications component for our software. Since the execution of the DCI merger agreement, representatives of DCI and OSS have worked together to incorporate the CommunityWare technology into our software. Following the DCI merger, we intend to fully integrate DCI's product development efforts with our own and to fully integrate DCI's products with our products and to market them as part of our product offerings and not on a stand-alone basis. In the event that the DCI merger is not completed, DCI has agreed to grant us a license for CommunityWare on as favorable terms as it licenses its technology to others.

         We believe that the primary value of DCI to OSS is:

o DCI's proprietary technology, particularly DCI's CommunityWare technology,

o DCI's software development capabilities which we believe are important to our ability to continue to develop state-of-the-art proprietary software products required to maintain long-term relationships with our customers, and o The ability the DCI acquisition will give us to greatly reduce the time it will take us to introduce new proprietary software products.


Andre Durand, chief executive officer of DCI, has, subject to the completion of the DCI merger been elected senior vice president-product development of OSS and will be responsible for our product development efforts. A condition to the DCI merger is that Mr. Durand enter into a three-year noncompete agreement with OSS. We intend to continue to employ most of DCI's product development personnel following the DCI merger.

         We also believe that DCI's electronic university network business, which offers accredited online courses for colleges, universities and corporations, represents a valuable business opportunity. We expect to continue to develop this business both as a separate product offering and as an adjunct to our product offerings.

         The DCI merger agreement contemplates that we will acquire 100% of the outstanding common stock of DCI. Based on the average closing price of our common stock for the two days before and the two days after March 19, 1998, the day that the transaction was announced, the total purchase price is estimated to be approximately $13,100,000, consisting of:


o 955,649 shares of our common stock to be issued to the stockholders of DCI;

o Approximately 240,000 shares of our common stock to be reserved for issuance upon the exercise of options and warrants of DCI to be exchanged for similar securities of OSS at exercise prices ranging from $4.31 to $20.33 per share; and

o        Approximately $400,000 of expenses to be incurred.

In addition, DCI will have approximately $1,200,000 of liabilities, including approximately $381,000 of convertible securities which will be converted into similar convertible securities of OSS, at the time of the DCI merger, which will become the liabilities of the consolidated entities upon consummation of the DCI merger. We will reserve approximately 40,000 shares of our common stock to be issued upon the conversion of these convertible securities.

         The DCI merger will be accounted for under the purchase method of accounting, with the purchase price allocated to the fair value of assets acquired. A portion of this amount and liabilities assumed on a consolidated basis has been identified as intangible assets. The portion of the purchase price and liabilities assumed on a consolidated basis which is allocated to in-process research and development will be recognized as expense in the period the DCI merger is consummated.


         DCI acquired its electronic university network business from CompuLearning Systems during January 1998. Based on preliminary financial information provided by DCI and CompuLearning, the combined revenues for DCI and CompuLearning for the year ended December 31, 1998 totaled $813,522, including $540,372 of services provided to OSS and DCI's combined loss for the same period equaled ($1,564,160). In addition, DCI's accumulated deficit at December 31, 1998 was ($8,397,347) and DCI's shareholders' deficit at December 31, 1998 was ($1,492,548). We estimate that, on a pro forma basis, the acquisition of DCI would have resulted in an increase to the net book value of our shares of common stock as of December 31, 1998 of $1.77. In addition, we estimate that, on a pro forma basis adjusted to reflect the subsequent conversions of 10% preferred stock and Series A preferred stock, the subsequent exercise of the warrants to purchase 140,000 shares of common stock issued in connection with the issuance of the Series A preferred stock, and the subsequent issuance and conversions of Series C preferred stock, the acquisition of DCI would have resulted in an increase to the net book value of our shares of common stock as of December 31, 1998 of $2.05.

         The final determination of the value of consideration issued by OSS and the liabilities assumed will be made at the effective time of the DCI merger. Accordingly, the determination of the total purchase price, liabilities assumed and the allocations may change significantly from the amounts stated in this prospectus.


         If, for some unanticipated reason, the DCI merger was not completed, we would be required to license the CommunityWare technology from DCI for a license fee which would need to be negotiated. In addition, we would need to hire additional software development engineers to replace those that would have joined us had the DCI merger been completed.

Acquisition of NetIgnite


         On March 10, 1999, we acquired a majority interest in a newly formed company, NetIgnite 2, LLC. NetIgnite is a development stage company which we formed with a predecessor company by the name of NetIgnite, Inc., the sole shareholder and founder of which was Perry Evans, the founder and past President of MapQuest.com. In connection with the formation of NetIgnite, the predecessor company contributed all of its rights to specified technology of NetIgnite and we agreed to provide $1,500,000 of funding which we believe will be required to implement NetIgnite's business plan during the next 12 to 18 months. We are entitled to 99.5% of NetIgnite's operating income and approximately 60% of any proceeds upon the sale of NetIgnite. The predecessor company is entitled to .5% of NetIgnite's operating income and approximately 40% of any proceeds upon the sale of NetIgnite. We have entered into a buy-sell agreement with the predecessor company under which either we or the predecessor company could acquire all of the other's interest in NetIgnite. If we sell our interest in NetIgnite under the buy-sell agreement, we will be entitled to retain a limited non-exclusive license to utilize the technology developed by NetIgnite. Mr. Evans has entered into an employment agreement with OSS and NetIgnite which has an initial term of two years, provides for a minimum annual salary of $190,000 and the granting of stock options to purchase 80,000 shares of our common stock at an exercise price of $12.25. These options vest in one-third increments annually during the next three years subject to Mr. Evans' continuous employment by OSS.

         NetIgnite is applying emerging technologies to develop private-label Web-based services designed to allow directory publishers, online search engines and Internet service providers to enhance end-user and advertiser value by facilitating data-driven comparison shopping. NetIgnite plans to employ XML, a next generation web language that makes it possible to add database capability to information found on a web page, to solve the following problems:

o Make it far easier for potential customers to find local business web sites by searching the information presented within the web site, not just the domain name or limited description fields of today's technology.

o Allow consumers to compare price, product offering, and other information of their choosing among competing providers.


o Allow directory services, Internet service providers, and community start page providers to generate advertising and e-commerce revenue from local web site owners who previously have seen limited traffic from internal site promotions or general advertising placements.

o Enhance the value of small and geographically-focused web sites by making them easier to create and maintain, as well as by increasing targeted page views.


         NetIgnite intends to provide its services on a hosted, private label basis, earning an annual fee from its customers for each business web site its products and services enable. We believe that NetIgnite's products and services may be marketed directly to online directory publishers, online search engines and Internet service providers as well as part of our community product and service offering for broadband operators and other Internet service providers. We expect NetIgnite's first products to be available during the third quarter of 1999. However, there can be no assurance that NetIgnite will be successful in developing its proposed products or that, if developed, that they can be successfully introduced and marketed or that NetIgnite's business will be profitable.


                              SELLING SHAREHOLDERS


         The selling shareholders have indicated that the shares offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table shows as of May 15, 1999:

o        The name of each of the selling shareholders,


o The number of shares of our common stock beneficially owned by each of the selling shareholders, and

o The number and percentage of securities offered by this prospectus that may be sold from time to time by each of the selling shareholders.


         As indicated in note (1) below, the number of shares of common stock beneficially owned by and offered by Arrow Investors II LLC represents an estimate of the number of shares of common stock beneficially owned by and offered by Arrow Investors II based on the market price of our common stock as of May 15, 1999. The actual number of shares of common stock beneficially owned by and offered by Arrow Investors II is indeterminate and could be materially less or more than this estimated number depending on factors that we cannot predict, including the future market price of our common stock. Under the registration statement of which this prospectus is a part we have registered an aggregate total of 820,000 shares which may be issued to and offered by Arrow Investors II.


         In addition, under the registration statement of which this prospectus is a part we have registered an additional number of shares of our common stock that we may be required to issue to Arrow Investors II or EBI

Securities Corporation as a result of any stock split, stock dividend or similar transaction involving our common stock. In the following table, we have calculated percentage ownership by assuming that all shares of common stock which the selling shareholder has the right to acquire within 60 days from the date of this prospectus upon the exercise of options, warrants, or convertible securities are outstanding for the purpose of calculating the percentage of common stock owned by the selling shareholder.

         Arrow Investors II LLC is an investment fund managed by WEC Asset Management LLC. Messrs. Daniel Saks, Ethan Benovitz, and Mark Nordlicht are the managing partners and controlling persons of WEC Asset Management LLC. EBI Securities Corporation is a wholly owned subsidiary of Eastbrokers International Incorporated, a publicly held company.

         There is no assurance that the selling shareholders will sell the shares offered by this prospectus.


---------------------------- -------------------- ------------------- --------------------- ------------------------
                              Shares of Common                                                   Percentage of
                                 Stock Owned       Shares of Common     Shares of Common         Common Stock
                                Beneficially       Stock Offered By       Stock Owned         Owned Beneficially
Name of Selling                Before Offering     This Prospectus     Beneficially After    Before Offering/After
Shareholder                                                                 Offering               Offering
---------------------------- -------------------- ------------------- --------------------- ------------------------

Arrow Investors II LLC         534,082 (1) (2)       434,082 (1)            100,000                9.0%/1.7%

EBI Securities Corporation     120,650 (3)            20,000                100,650 (3)            2.1%/1.7%

----------
*      Less than 1% of shares outstanding.

(1)      Includes:


         o 40,747 shares issuable upon the conversion of the currently outstanding Series C preferred stock, including accrued but unpaid dividends, if this conversion occurred as of the close of business on May 15, 1999 and


         o 160,771 shares issuable upon the conversion of 2,000 shares of Series C preferred stock issuable upon the exercise of a warrant to purchase these shares of preferred stock at a per share exercise price of $1,000 per share, assuming this exercise and conversion occurred as of the close of business on April 15, 1999.


         When the currently issued and outstanding Series C preferred stock and the Series C preferred stock that may be issued upon the exercise of the warrant to purchase Series C preferred stock is converted, the number of shares into which the Series C preferred stock will convert may be more or less than 201,518 shares. Because the maximum conversion price for the 2000 shares of Series C preferred stock has not yet been determined, we cannot estimate the minimum number of shares of our common stock into which this Series C preferred stock will convert. Based on rules established by Nasdaq that limit the number of shares of our common stock that we can issue without obtaining prior shareholder approval, the maximum number of shares into which this Series C preferred stock will convert is 697,436. For a discussion of the conversion mechanism of our Series C preferred stock, see "Description of Securities--Series C Preferred Stock--Redemption and
         Conversion."

(2) Includes 100,000 shares issuable to affiliates of Arrow Investors II LLC upon the exercise of warrants to purchase shares at a per share exercise price of $16.33.

(3)      Includes:

         o 67,100 shares of common stock issuable upon the exercise of an option to purchase shares at a per shares exercise price of $8.10,

         o 33,550 shares of common stock issuable upon the exercise of warrants to purchase shares at a per share exercise price of $9.00, and


         o 20,000 shares issuable upon the exercise of a warrant to purchase shares at a per share exercise price of $5.71 being offered by this prospectus.

         Does not include shares held by EBI Securities Corporation in its capacity as a market maker in our securities.


                              PLAN OF DISTRIBUTION


         The sale of the shares offered by this prospectus may be made in the Nasdaq SmallCap Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

         o A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         o Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

         o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         o In privately negotiated transactions not involving a broker or dealer.


         In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. OSS will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

         To comply with the securities laws of some states, if applicable, the shares will be sold in these states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.


                            DESCRIPTION OF SECURITIES

General


         Our articles of incorporation authorize our board of directors to issue 25,000,000 shares of capital stock, including 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock


         As of May 15, 1999, 5,660,473 shares of our common stock were outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.


         Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.


         Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.


         Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

         Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Series C Preferred Stock


         Our board of directors has authorized the issuance of up to 5,000 shares of our Series C preferred stock. As of May 15, 1999, 3,000 of these shares had been issued, of which 2,500 shares had been converted into common stock and 500 shares remained outstanding. In addition, we have issued a warrant to purchase 2,000 shares of Series C preferred stock that is exercisable for $1,000 per share. The following is a summary of the material rights, privileges and preferences of the Series C preferred stock.


         Voting. Each share of Series C preferred stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the Series C preferred stock held by the holder are convertible immediately after the close of business on the record date fixed for the meeting at which the vote is to be taken. The holders of the Series C preferred stock do not have cumulative voting for the election of directors.


         Dividends. The cumulative noncompounded dividend on the Series C preferred stock is 4% per year based on the stated value of $1,000 per share, payable as permitted by law, at our option, in cash or in common stock upon the earlier of:


o        The redemption or conversion of the Series C preferred stock or


o        The liquidation of OSS.


We may not declare and pay any dividends on the common stock unless we first declare and pay all unpaid dividends on the Series C preferred stock. Dividends on the Series C preferred stock are equal in preference to any dividends declared on our 10% preferred stock.


         Redemption. We may redeem any shares of Series C preferred stock for which we have not received a notice of conversion at any time by paying the holders $1,200 per share plus accrued but unpaid dividends. In addition, if we redeem our Series C preferred stock, we will be required to issue to the holders of our Series C preferred stock warrants to purchase shares of our common stock. The number of shares of common stock purchasable upon exercise of each of these warrants will be equal to 100,000 multiplied by a fraction, the numerator of which is the number of shares of Series C preferred stock held by each holder and the denominator of which is 5,000. Each of these warrants will be exercisable immediately upon issuance until the third anniversary of the date of issuance and will have a per share exercise price equal to the lesser of:


o 140% of the of the closing bid price of our common stock on the date of the issuance of the Series C preferred stock being redeemed, or

o If the redemption is occurring at least 120 days after the issuance of the Series C preferred stock being redeemed, 100% of the closing bid price of our common stock on the trading date that is closest to the 120th day.


         For example, if we redeemed the 500 shares of Series C preferred stock outstanding on the date of this prospectus, we would be required to issue a warrant to purchase 10,000 shares of our common stock at a per share exercise price of $13.57. We determined this warrant exercise price by comparing $20.65, 140% of the closing bid price of our common stock on the date of issuance of this Series C preferred stock, with $13.57, 100% of the closing bid price of our common stock on May 11, 1999, the 120th day after the issuance of this Series C preferred stock, and choosing the lesser of the two prices.


         In addition, if we receive a notice of conversion for shares of Series C preferred stock for which the conversion price is less than $5.40 per share, we may redeem this Series C preferred stock for a total price equal to the product of:

o The number of shares of our common stock that would be issuable upon conversion of the shares of Series C preferred stock being redeemed and

o        The closing bid price of our common stock on the date of conversion.


         We would also be required to pay accrued but unpaid dividends on the shares of Series C preferred stock being redeemed. We would not be required to issue a warrant to purchase shares of our common stock in this situation.

         Conversion. The holders of our Series C preferred stock may convert their Series C preferred stock at any time into shares of our common stock. If the Series C preferred stock is converted, the conversion price for this conversion will be the lesser of:


o 140% of the of the closing bid price of our common stock on the date of the issuance of the Series C preferred stock being converted, or

o If the conversion is occurring at least 120 days after the issuance of the Series C preferred stock being converted, 100% of the closing bid price of our common stock on the trading date that is closest to the 120th day, or

o The average of the five lowest closing bid prices for our common stock during the 44 consecutive trading days immediately preceding the conversion of the Series C preferred stock.


         The number of shares of common stock the holder will receive for each share of Series C preferred stock converted is equal to $1,000 divided by the conversion price. We would also be required to pay accrued but unpaid dividends on the shares of Series C preferred stock being converted. We can pay these accrued but unpaid dividend on the Series C preferred stock either:

o        In cash or

o        By issuing additional shares of common stock.


         For example, if the holder had converted the 500 shares of Series C preferred stock outstanding on May 15, 1999, the conversion price would have been $12.44. We determined this conversion price by comparing 20.65, 140% of the closing bid price of our common stock on the date of issuance of this Series C preferred stock, with $13.57, 100% of the closing bid price of our common stock on May 11, 1999, the 120th day after the issuance of this Series C preferred stock, with $12.44, the average of the five lowest closing bid prices for our common stock during the 44 consecutive trading days immediately preceding May 15, 1999, and choosing the lesser of the three prices. Therefore, if the 500 shares of Series C preferred stock had been converted on May 15, 1999, the holders of those shares would have received ($1,000 / $12.44) x 500 = 40,192 shares of our common stock, plus accrued but unpaid dividends.


         In addition, we may require the holders of our Series C preferred stock to convert their Series C preferred stock at any time during the 20 day period immediately following 20 consecutive trading days during which the closing bid price of our common stock is equal to or greater than two times the maximum conversion price for the Series C preferred stock being converted. The Series C preferred stock must be converted five years after the date on which it was issued.


         Preemptive Rights. The holders of the Series C preferred stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.


         Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or involuntary, after we pay our debts and other liabilities, the holders of the Series C preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share of Series C preferred stock in cash plus payment of all accrued but unpaid dividends. The liquidation preference on the Series C preferred stock is equal in preference to the liquidation preference on the 10% preferred stock. After this liquidation preference is paid, holders of the Series C preferred stock shall be entitled to share in any distributions made to the holders of our common stock as if each share of Series C preferred stock was converted into the number of shares of common stock into which it is convertible immediately prior to the close of business on the business day fixed for the distribution.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.


         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, file no. 0-28462:

o        Our annual report on Form 10-KSB for the year ended December 31, 1998.

o Our quarterly report on Form 10-QSB for the quarter ended March 31, 1999.

o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 22, 1996.

o        Our current report on Form 8-K dated January 11, 1999.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                  Shareholder Services
                  Attn: Kim Castillo
                  Online System Services, Inc.
                  1800 Glenarm Place
                  Suite 700
                  Denver, Colorado 80202
                  (303) 296-9200

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                  LEGAL MATTERS

         Our legal counsel, Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, will issue an opinion about the legality of the shares registered by this prospectus.


                                     EXPERTS


         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports regarding these financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving these reports. You should refer to their report, which includes an explanatory paragraph that discusses substantial doubt about our ability to continue as a going concern.

                                 INDEMNIFICATION


         Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

o        Any breach of the duty of loyalty to OSS or its shareholders,

o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

o Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions,

o        Violations of specified laws, or


o Any transaction from which the director derives an improper personal benefit.

================================================================================

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by OSS. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                 ---------------

                  TABLE OF CONTENTS
                                                                     Page
                                                                     ----

Online System Services, Inc...........................................2
Risk Factors..........................................................3
Special Note Regarding Forward-Looking Statements.....................7
Use of Proceeds.......................................................8
Recent Developments...................................................8
Selling Shareholders.................................................10
Plan of Distribution.................................................11
Description of Securities............................................12
Where You Can Find More Information..................................14
Legal Matters........................................................15
Experts..............................................................15
Indemnification......................................................15



================================================================================




                                  ONLINE SYSTEM
                                 SERVICES, INC.













                                 _______________

                                   PROSPECTUS
                                 _______________





                               ____________, 1999




================================================================================

                                     PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses of OSS in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. All of such expenses will be paid by OSS.



Securities and Exchange Commission fee                 $ 4,073.21
Accounting fees and expenses                           $ 3,000.00
Legal fees and expenses                                $ 7,000.00
Printing, Mailing                                      $ 1,000.00
Transfer Agent fees                                    $   500.00
Miscellaneous                                          $   426.79
                                                       ----------
         TOTAL                                         $16,000.00


Item 15.  Indemnification of Officers and Directors

         OSS' articles of incorporation provide that OSS shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of OSS made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of OSS against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of OSS pursuant to the foregoing provisions, or otherwise, OSS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         OSS' articles of incorporation limit the liability of its directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that directors of OSS will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to OSS or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.


Item 16.  Exhibits

         3.1 Articles of Incorporation, as amended, of Online System Services, Inc. (4)

         3.2      Bylaws of Online System Services, Inc. (1)

         4.1 Specimen form of Online System Services, Inc. Common Stock certificate (2)

         4.2      Form of Warrant issued to EBI Securities Corporation (3)

         5.1      Opinion of Counsel (4)

        23.1      Consent of Arthur Andersen LLP*

----------
*        Filed herewith

(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.

(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.

(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.

(4) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.

Item 17.  Undertakings

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

                  (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and

                  (c) to include any additional or changed material information on the plan of distribution;

                  (2) to treat, for determining liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 18, 1999.

                                      ONLINE SYSTEM SERVICES, INC.


                                      By  /s/ R. Steven Adams
                                          --------------------------
                                          R. Steven Adams, President and
                                          Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on the 18th day of May, 1999, by the following persons in the capacities indicated:

/s/ R. Steven Adams
---------------------------------
R. Steven Adams,
(President, Chief Executive Officer
  and a Director)

/s/ William R. Cullen by R. Steven Adams attorney-in-fact
---------------------------------------------------------
William R. Cullen
(Chief Financial Officer and a Director)

/s/ Stuart J. Lucko
---------------------------------
Stuart J. Lucko
(Controller)


Robert J. Lewis
---------------------------------
(Director)

/s/ Richard C. Jennewine by R. Steven Adams attorney-in-fact
------------------------------------------------------------
Richard C. Jennewine
(Director)

                          Online System Services, Inc.
                                    Form S-3
                                Index to Exhibits

         3.1 Articles of Incorporation, as amended, of Online System Services, Inc. (4)

         3.2      Bylaws of Online System Services, Inc. (1)

         4.1 Specimen form of Online System Services, Inc. Common Stock certificate (2)

         4.2      Form of Warrant issued to EBI Securities Corporation (3)

         5.1      Opinion of Counsel (4)

        23.1      Consent of Arthur Andersen LLP*

----------
*        Filed herewith

(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.

(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.

(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.

(4) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.